Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-231987, 333-186193, and 333-193066 on Form S-8 and No. 333-239269 on Form S-3 of our reports dated March 1, 2021, relating to the financial statements of Bright Horizons Family Solutions Inc. and the effectiveness of Bright Horizons Family Solutions Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bright Horizons Family Solutions Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
March 1, 2021